UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 24, 2006

EQUIFAX INC.

(Exact name of registrant as specified in Charter)

Georgia	001-06605	58-0401110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Peachtree Street, N.W. Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 885-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 24, 2006, Equifax Inc. (the “Company”) amended and restated its existing five-year, $500 million senior unsecured revolving credit facility. Under the Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with SunTrust Bank, as Joint Lead and Administrative Agent, Banc of America Securities, LLC, as Joint Lead and Syndication Agent, and a number of other financial institutions, among other provisions the term was extended from August 20, 2009 to July 24, 2011; the applicable margin for borrowings and the annual facility fee were lowered; the maximum leverage ratio (as defined in the Amended Credit Agreement) was increased from 3.0 to 1 to 3.50 to 1; and a minimum interest coverage ratio was deleted. The Amended Credit Agreement may be used for working capital and other general corporate purposes.

The Amended Credit Agreement also includes an “accordion” feature that will allow the Company to request an increase of up to $500 million in the maximum borrowing commitment, which cannot exceed $1.0 billion. Each member of the lending group may elect to participate or not participate in any request the Company makes to increase the maximum borrowing commitment. In addition, any increase in the borrowing capacity pursuant to this accordion feature is subject to certain terms and conditions, including the absence of an event of default. The increased borrowing commitment may be used for general corporate purposes.

At June 30, 2006, interest was payable on borrowings under the Amended Credit Agreement at the base rate or London Interbank Offered Rate (“LIBOR”) plus a specified margin or competitive bid option as selected by the Company from time to time. The annual facility fee and interest rate are subject to adjustment based on the Company’s debt ratings. At June 30, 2006, the Company had $35.0 million outstanding under the Amended Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUIFAX INC.

	By:	/s/Kent E. Mast
	Name:	Kent E. Mast
	Title:	Corporate Vice President and General Counsel

Dated: July 25, 2006